EXHIBIT 12



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                TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                     Nine months ended September 30,
                                                                       2000                    1999
                                                                   -----------              ----------
                                                                       (Dollar amounts in millions)

Fixed charges:
         Interest and debt expense                                 $     457.9              $    327.5
         One-third of rental expense                                      17.6                    18.0
                                                                   -----------              ----------
Total                                                              $     475.5              $    345.5
                                                                   ===========              ==========

Earnings:
         Net income (loss)                                         $     (54.1)             $    102.8
         Provision for income taxes                                      (21.8)                   66.1
         Fixed charges                                                   475.5                   345.5
                                                                   -----------              ----------
Total                                                              $     399.6              $    514.4
                                                                   ===========              ==========

Ratio of earnings to fixed charges                                       0.84                     1.49
                                                                         ====                     ====


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